Exhibit 10.19

Hotel: Courtyard by Marriott

Brownsville

PURCHASE CONTRACT

between

BMC HOTEL PROPERTY, LTD.

(“SELLER”)

AND

APPLE SIX HOSPITALITY TEXAS, L.P.

(“BUYER”)

AND

joined in by

W.I. REALTY I, L.P., d/b/a

WESTERN INTERNATIONAL

(“WESTERN”)

Dated: June 21, 2005

i

9.2	Seller’s Conditions for Closing	27
ARTICLE X CLOSING AND CONVEYANCE		28
10.1	Closing	28
10.2	Seller’s and Western’s Deliveries	28
10.3	Buyer’s Deliveries	30
ARTICLE XI COSTS		30
11.1	Seller’s Costs	30
11.2	Buyer’s Costs	31
ARTICLE XII ADJUSTMENTS		31
12.1	Adjustments	31
12.2	Reconciliation and Final Payment	32
12.3	Employees	32
ARTICLE XIII CASUALTY AND CONDEMNATION		33
13.1	Risk of Loss; Notice	33
13.2	Buyer’s Termination Right	33
13.3	Procedure for Closing	33
ARTICLE XIV DEFAULT REMEDIES		34
14.1	Buyer Default	34
14.2	Seller Default	34
14.3	Attorney’s Fees	34
ARTICLE XV NOTICES		35
ARTICLE XVI MISCELLANEOUS		36
16.1	Performance	36
16.2	Binding Effect; Assignment	36
16.3	Entire Agreement	36
16.4	Governing Law	36
16.5	Captions	36
16.6	Confidentiality	36
16.7	Closing Documents	36
16.8	Counterparts	36
16.9	Severability	37
16.10	Interpretation	37
16.11	(Intentionally Omitted)	37
16.12	Further Acts	37
16.13	Joint and Several Obligations	37
16.14	Notice of Proposed Listing	37
ARTICLE XVII JOINDER BY WESTERN		37
ARTICLE XVIII SUPPLEMENTAL PROVISIONS		39

SCHEDULES:

Schedule 1	Hotel Specific Data
Schedule 2	Supplemental Provisions

ii

EXHIBITS:

Exhibit A	Legal Description
Exhibit B	(Intentionally Omitted)
Exhibit C	Existing Contracts and Licenses
Exhibit D	Consents and Approvals
Exhibit E	Environmental Reports
Exhibit F	(Intentionally Omitted)
Exhibit G	(Intentionally Omitted)
Exhibit H	Construction Warranty
Exhibit I	Form of Management Agreement

iii

PURCHASE CONTRACT

This PURCHASE CONTRACT (this “Contract”) is made and entered into as of the date set forth in Item 1 of Schedule 1, by and between the entity set forth in Item 2 of Schedule 1 (“Seller”), with its principal office c/o Western International, 13647 Montfort Drive, Dallas, Texas 75240, and APPLE SIX HOSPITALITY TEXAS, L.P., a Virginia limited partnership, with its principal office at 814 East Main Street, Richmond, Virginia 23219, or its affiliates or assigns (“Buyer”) and, to the extent provided herein, joined in by W. I. REALTY I, L.P., d/b/a WESTERN INTERNATIONAL, a Texas limited partnership (“Western”), with its principal office at 13647 Montfort Drive, Dallas, Texas 75240.

RECITALS

A. Seller is the fee simple owner of the land identified in Exhibit A attached hereto and incorporated herein by reference. Seller intends to construct on such land the hotel identified in Item 3 of Schedule 1.

B. Buyer is desirous of purchasing such land and the hotel to be constructed thereon from Seller upon completion of the hotel, and Seller is desirous of selling such land and hotel to Buyer, for the purchase price and upon terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Definitions. The following capitalized terms when used in this Agreement shall have the meanings set forth below unless the context otherwise requires:

“Affiliate” shall mean, with respect to Seller or Buyer, any other person or entity directly or indirectly controlling (including but not limited to all directors and officers), controlled by or under direct or indirect common control with Seller or Buyer, as applicable. For purposes of the foregoing, a person or entity shall be deemed to control another person or entity if it possesses, directly or indirectly, the power to direct or cause direction of the management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Manager” means a Manager who is an Affiliate of Seller or Western.

“Appurtenances” shall mean all rights, titles, and interests of Seller appurtenant to the Land and Improvements, including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent, contiguous to or adjoining the Land.

“Architect” shall mean the architect for the Hotel identified in Item 14 of Schedule 1.

“Assumed Loan” shall mean the loan, if any, identified in Item 8 of Schedule 1; if no loan is so identified, the term “Assumed Loan” shall be disregarded for purposes of this Contract.

“Brand” shall mean the hotel brand or franchise identified in Item 5 of Schedule 1 and under which the Hotel operates.

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia or the State of Texas.

“Closing” shall mean the closing of the purchase and sale of the Property pursuant to this Contract.

“Closing Date” shall have the meaning set forth in Section 10.1

“Construction Warranty” shall have the meaning set forth in Section 8.8.

“Contractor” shall mean the contractor for the Hotel identified in Item 15 of Schedule 1.

“Contracts, Plans and Specs” shall mean the Plans and Specifications and all other contracts, plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, and other technical descriptions and reports.

“Deed” shall have the meaning set forth in Section 10.2(a).

“Deposits” shall mean, to the extent assignable, all prepaid rents and deposits (including, without limitation, any reserves for replacement of FF&E and for capital repairs and/or improvements), including, but not limited to, refundable security deposits and rental deposits, and all other deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements; provided, however, that to the extent Seller has not received or does not hold all of the prepaid rents and/or deposits attributable to the Leases related to the Property, Buyer shall be entitled to a credit against the cash portion of the Purchase Price allocable to the Property in an amount equal to the amount of the prepaid rents and/or deposits attributable to the Leases transferred at the Closing of such Property, and provided further, that “Deposits” shall exclude (i) reserves for real property taxes and insurance, in each case, to the extent pro rated on the settlement statement such that Buyer receives a credit for (a) taxes and premiums in respect of any period prior to Closing and (b) the amount of deductibles and other self-insurance and all other potential liabilities and claims in respect of any period prior to Closing, and (ii) utility deposits.

“Due Diligence Examination” shall have the meaning set forth in Section 3.2.

“Earnest Money Deposit” shall have the meaning set forth in Section 2.5(b).

“Effective Time” shall have the meaning set forth in Section 10.1.

“Environmental Requirements” shall have the meaning set forth in Section 7.1(f).

“Escrow Agent” shall have the meaning set forth in Section 2.5(a).

“Escrow Agreement” shall have the meaning set forth in Section 2.5(c).

“Exception Documents” shall have the meaning set forth in Section 4.2.

“Excluded Assets” shall mean the property described in Item 4 of Schedule 1.

“FF&E” shall mean all tangible personal property and fixtures of any kind (other than personal property (i) owned by guests of the Hotel, (ii) leased by Seller pursuant to an FF&E Lease or (iii) constituting Excluded Assets attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Land or Improvements as of the date hereof (or acquired by Seller and so employed prior to Closing), including, but not limited to, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and equipment, all shelving and partitions, all ventilating equipment, and all disposal equipment; all spa, health club and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, indoor and/or outdoor sports facilities and other common areas and recreational areas; all carpet, drapes, beds, furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils.

“FF&E Leases” shall mean all leases of any FF&E and other contracts permitting the use of any FF&E at the Improvements, that are assumed by Buyer.

“Force Majeure” shall mean (i) strikes, lockouts or labor disputes, (ii) the inability through no fault of Seller to obtain labor or materials or reasonable substitutes therefor, (iii) acts of God and adverse weather conditions, (iv) enemy or hostile governmental action or acts of terrorism, (v) governmental restrictions such as embargoes, (vi) civil commotion, (vii) fire or other casualty or (viii) other conditions similar to those enumerated above that are beyond the reasonable control of Seller, but in each case excluding any such events or conditions that merely result in increased costs to Seller.

“Franchise Agreement” shall mean the franchise agreement, if any, between Seller and the Franchisor identified in Item 7 of Schedule 1; if no franchisor is so identified, the term “Franchise Agreement” shall be disregarded for purposes of this Contract.

“Franchisor” shall mean the franchisor, if any, identified in Item 7 of Schedule 1; if no franchisor is so identified, the term “Franchisor” shall be disregarded for purposes of this Contract.

“Hotel” shall mean the hotel to be constructed on the Land, including all Improvements and Personal Property associated therewith, known generally by the name and/or identification set forth in Item 3(a) of Schedule 1.

“Hotel Contracts” shall have the meaning set forth in Section 10.2(c).

“Improvements” shall mean all buildings, structures, fixtures, parking areas and other improvements now existing or to be constructed on the Land, including, without limitation, all improvements and amenities described in Item 3 of Schedule 1 and all related facilities.

“Indemnified Party” shall have the meaning set forth in Section 8.13(c)(i).

“Indemnifying Party” shall have the meaning set forth in Section 8.13(c)(i).

“Initial Earnest Money Deposit” shall have the meaning set forth in Section 2.5(a).

“Knowledge” or “known to” or similar statements shall mean, with reference to Seller or Western, the actual knowledge of Michael Mahoney, B. Gene Carter, Mark Van Amerongen, or the persons or entities listed in Item 18 of Schedule 1, and the knowledge after reasonable inquiry by Seller and Western of the general manager of the Hotel and regional manager of any Third Party Manager.

“Land” shall mean, collectively, a fee simple absolute interest in the real property more fully described in Exhibit A, which is attached hereto and incorporated herein by reference, together with all rights (including without limitation all air rights and development rights), alleys, streets, strips, gores, waters, privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.

“Leases” shall mean all leases, franchises, licenses, occupancy agreements, “trade-out” agreements, advance bookings, convention reservations, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, licensees, franchisees, concessionaires or other entities thereunder.

“Legal Action” shall have the meaning set forth in Section 8.13(c)(ii).

“Lender” shall mean the lender, if any, identified in Item 9 of Schedule 1; if no such lender is so identified, the term “Lender” shall be disregarded for purposes of this Contract.

“Legal Requirements” shall mean any and all statutes, laws, ordinances, zoning and other codes, rules, regulations and requirements of any governmental authority applicable to the Property or any of the parties to this Contract.

“Licenses” shall mean all permits, licenses, franchises, utility reservations, certificates of occupancy, and other documents issued by any federal, state, or municipal authority or by any private party related to the development, construction, use, occupancy, operation or maintenance of the Hotel, including, without limitation, all licenses, approvals and rights (including any and all existing waivers of any brand standard) necessary or appropriate for the operation of the Hotel under the Brand.

“Liquor Licenses” shall have the meaning set forth in Section 8.14.

“Management Agreement” shall mean the management agreement between Seller and the Manager identified in Item 6 of Schedule 1.

“Manager” shall mean the manager identified in Item 6 of Schedule 1.

“Pending Claims” shall have the meaning set forth in Section 7.l(e).

“Other Property” shall have the meaning set forth in Section 16.14.

“Permitted Exceptions” shall have the meaning set forth in Section 4.3.

“Personal Property” shall mean, collectively, all of the Property other than the Real Property.

“Plans and Specifications” shall have the meaning set forth in Section 8.3.

“Pre-Opening Costs” shall have the meaning set forth in Section 8.7.

“Pre-Opening Program” shall have the meaning set forth in Section 8.7.

“Punch List Items” shall mean such items (i) as are reasonably necessary or appropriate to fully complete the construction, equipping and furnishing of the Hotel in accordance with this Contract and (ii) that, unless otherwise agreed by Buyer in its sole discretion, (a) individually and in the aggregate do not and will not prohibit, cause a delay in or otherwise adversely affect, under applicable Legal Requirements, the Management Agreement, the Franchise Agreement or otherwise, the opening of the Hotel for business to the public or the continued occupancy and operation of the Hotel as contemplated under the Brand and (b) may be corrected or completed, subject to delays caused by Force Majeure, within not more than sixty (60) days.

“Property” shall mean, collectively, (i) all of the following with respect to the Hotel: the Land, Improvements, Appurtenances, FF&E, Supplies, Leases, Deposits, Records, Service Contracts, Warranties, Licenses, FF&E Leases, Contracts, Plans and Specs, Tradenames, the Management Agreement, the Franchise Agreement, Utility Reservations, as well as all other real, personal or intangible property of Seller related to any of the foregoing and (ii) any and all of the following that relate to or affect in any way the design, construction, ownership, use, occupancy, leasing, maintenance, service or operation of the Real Property, FF&E, Supplies, Leases, Deposits or Records: Service Contracts, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and FF&E Lease; but excluding the Excluded Assets.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Real Property” shall mean, collectively, all Land, Improvements and Appurtenances with respect to the Hotel.

“Records” shall mean all books, records, promotional material, tenant data, guest history information (other than any such information owned exclusively by a Third Party Manager or by the Franchisor), marketing and leasing material and forms (including but not limited to any such records, data, information, material and forms in the form of computerized files located at the Hotel), market studies prepared in connection with Seller’s current annual plan and other materials, information, data, legal or other documents or records (including, without limitation, all documentation relating to any litigation or other proceedings, all zoning and/or land use notices, relating to or affecting the Property, all business plans and projections and all studies, plans, budgets and contracts related to the development, construction and/or operation of the Hotel) owned by Seller and/or in Seller’s possession or control, or to which Seller has access or may obtain from the Manager or the Franchisor, that are used in or relating to the Property and/or the operation of the Hotel, including the Land, the Improvements or the FF&E, but excluding information as to the costs incurred in the construction of the Hotel and the installation of FF&E, Seller’s partnership tax returns, financial information, business plans and projections prepared for internal partnership disclosure or informational purposes and partner’s K-1 ,provided that Seller shall furnish to Buyer (and the term “Records” shall include) a list of the general contractors, architects and engineers providing goods and/or services in connection with the construction of the Hotel, all construction warranties and guaranties in effect at Closing and copies of the final plans and specifications for the Hotel.

“Release” shall have the meaning set forth in Section 7.1(f).

“Review Period” shall have the meaning set forth in Section 3.1.

“SEC” shall have the meaning set forth in Section 8.11.

“Seller Liens” shall have the meaning set forth in Section 4.3.

“Seller Parties” shall have the meaning set forth in Section 7.1(e).

“Service Contracts” shall mean contracts or agreements, such as maintenance, supply, service or utility contracts.

“Substantial Completion,” including variations thereof such as “Substantially Complete” and “Substantially Completed” shall mean : (i) the Architect and the Contractor have issued a certificate of substantial completion in form and substance satisfactory to Buyer certifying that the Hotel has been constructed substantially in accordance with the Plans and Specifications and the Legal Requirements, (ii) at least a temporary certificate of occupancy authorizing the opening of the Hotel for business to the public and for operation under the Brand has been issued by the local governing authority and is in full force and effect, (iii) all other final and unconditional consents, approvals, licenses and operating permits necessary or appropriate for the Hotel to open for business to the public and to operate under the Brand have been issued by and obtained from all applicable governmental and regulatory authorities, subject to Punch List Items; (iv) the Hotel is fully furnished, fitted and equipped and ready to open for business to the public and operate under the Brand, subject to Punch List Items; (iii) all contractors, subcontractors, suppliers, mechanics, materialmen and other persons or entities providing labor or materials for the construction and development of the Hotel shall have been paid (or adequate provision for payment of such persons or entities has been made to Buyer’s satisfaction), subject to Punch List Items and (iv) the Manager (if the Manager is a Third Party Manager) or the Franchisor has approved the completion, furnishing and equipping of the Hotel and is prepared to commence (or authorize the commencement of) operation of the Hotel, and all of the other conditions set forth in the Management Agreement and the Franchise Agreement have been satisfied, subject to Punch List Items.

“Supplemental Provisions” shall have the meaning set forth in Article XVIII.

“Supplies” shall mean all merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory, office supplies and stationery, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding (all of which shall be 2-par level for all suites or rooms in the Hotel), guest cleaning, paper and other supplies, upholstery material, carpets, rugs, furniture, engineers’ supplies, paint and painters’ supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, indoor and/or outdoor sports facilities, health clubs, spas, fitness centers, restaurants, business centers, meeting rooms and other common areas and recreational areas.

“Survey” shall have the meaning set forth in Section 4.1.

“Third Party Consents” shall have the meaning set forth in Section 8.10.

“Third Party Manager” means a Manager who is not an Affiliated Manager.

“Title Commitment” shall have the meaning set forth in Section 4.2.

“Title Company” shall have the meaning set forth in Section 4.2.

“Title Policy” shall have the meaning set forth in Section 4.2.

“Title Review Period” shall have the meaning set forth in Section 4.3.

“Tradenames” shall mean all telephone exchanges and numbers, trade names, trade styles, trade marks, and other identifying material, and all variations thereof, together with all related goodwill (it being understood and agreed that the name of the hotel chain to which the Hotel is affiliated by franchise, license or management agreement is a protected name or registered service mark of such hotel chain and cannot be transferred to Buyer by this Contract, provided that all such franchise, license, management and other agreements granting a right to use the name of such hotel chain or any other trademark or trade name and all waivers of any brand standard shall be assigned to Buyer.

“Utility Reservations” shall mean Seller’s interest in the right to receive immediately on and after Closing and continuously consume thereafter water service, sanitary and storm sewer service, electrical service, gas service and telephone service on and for the Land and Improvements in capacities that are adequate continuously to use and operate the Improvements for the purposes for which they were intended, including, but not limited to (i) any right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Real Property, (ii) any reservations of or commitments covering any such use in the future, and (iii) any wastewater capacity reservations relating to the Real Property. Buyer shall be responsible for any requests or documents to transfer the Utility Reservations, at Buyer’s sole cost and expense.

“Warranties” shall mean all warranties, guaranties, indemnities and claims for the benefit of Seller with respect to the Hotel, the Property or any portion thereof, including, without limitation, all warranties and guaranties of the development, construction, completion, installation, equipping and furnishing of the Hotel, and all indemnities, bonds and claims of Seller related thereto.

“Western Indemnification Agreement” shall have the meaning set forth in Article XVII.

ARTICLE II

PURCHASE AND SALE; PURCHASE PRICE; PAYMENT;

EARNEST MONEY DEPOSIT

2.1 Purchase and Sale. Seller agrees to sell and convey to Buyer or its Affiliates and/or assigns, and Buyer or its assigns agrees to purchase from Seller, the Property, in consideration of the Purchase Price and upon the terms and conditions hereof. All of the Property shall be conveyed, assigned, and transferred to Buyer at Closing, free and clear of all mortgages, liens, encumbrances, licenses, franchises (other than any hotel franchises assumed by Buyer), concession agreements, security interests, prior assignments or conveyances, conditions, restrictions, rights-of-way, easements, encroachments, claims and other matters affecting title or possession, except for the Permitted Exceptions.

2.2 Purchase Price. Buyer agrees to pay, and Seller agrees to accept, as consideration for the conveyance of the Property, subject to the adjustments provided for in this Contract, the amount set forth in Item 10 of Schedule 1 (the “Purchase Price”).

2.3 Allocation. Buyer and Seller shall attempt to agree on an allocation of the Purchase Price among Real Property, tangible Personal Property and intangible property related to the Property. In the event Buyer and Seller do not agree, each party shall be free to allocate the Purchase Price to such items as they deem appropriate, subject to and in accordance with applicable laws.

2.4 Payment. The portion of the Purchase Price, less the Earnest Money Deposit and interest earned thereon, if any, which Buyer elects to have applied against the Purchase Price (as provided below), less the Escrow Funds and less the principal balance of any Assumed Loan, shall be paid to Seller in cash, certified funds or wire transfer, at the Closing of the Property. At the Closing, the Earnest Money Deposit, together with interest earned thereon, if any, shall, at Buyer’s election, be returned to Buyer or shall be paid over to Seller by Escrow Agent to be applied to the portion of the Purchase Price on behalf of Buyer, and the Escrow Funds shall be deposited into an escrow account pursuant to the Post-Closing Agreement as contemplated by Section 8.10.

2.5 Earnest Money Deposit.

(a) Within two (2) Business Days following the full execution and delivery of this Contract, Buyer shall deposit the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) in cash, certified bank check or by wire transfer of immediately available funds (the “Initial Earnest Money Deposit”) with the Title Company (“Escrow Agent”). If, pursuant to the provisions of Section 3.1 of this Contract, Buyer elects to terminate this Contract at any time prior to the expiration of the Review Period, then the Escrow Agent shall return the Initial Earnest Money Deposit to Buyer promptly upon written notice to that effect from Buyer.

(b) If Buyer has not elected to terminate this Contract on or before the expiration of the Review Period, the Buyer, within two (2) business days after the expiration of the Review Period, shall deposit with the Escrow Agent the additional sum of Three Hundred Twenty-Seven Thousand Five Hundred and No/1 00 Dollars ($327,500.00) in cash, certified bank check or by wire transfer of immediately available funds, which sum shall be held by Escrow Agent, together with the Initial Earnest Money Deposit, as earnest money (such additional sum and the Initial Earnest Money Deposit, together with all interest earned thereon, are collectively referred to as the “Earnest Money Deposit”).

(c) The Earnest Money Deposit shall be held by Escrow Agent subject to the terms and conditions of an Escrow Agreement dated as of the date of this Contract entered into by Seller, Buyer and Escrow Agent (the “Escrow Agreement”). The Earnest Money Deposit shall be held in an interest-bearing account in a federally insured bank or savings institution reasonably acceptable to Seller and Buyer, with all interest to accrue to the benefit of the party entitled to receive it and to be reportable by such party for income tax purposes. Buyer’s Federal Tax Identification Number is 20-0620469. Seller’s Federal Tax Identification Number is set forth in Item 11(a) of Schedule 1.

ARTICLE III

REVIEW PERIOD

3.1 Review Period. Buyer shall have a period through 6:00 p.m. Eastern Time on the date specified in Item 19 of Schedule 1, unless a longer period of time is otherwise provided for in this Contract and except as otherwise agreed to by Buyer and Seller (the “Review Period”), to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the Property. Within two (2) Business Days following the date of this Contract, Seller, at Seller’s sole cost and expense, will deliver to Buyer (or make available at the Hotel) for Buyer’s review, to the extent not previously delivered to Buyer, true, correct and complete copies of the following, together with all amendments, modifications, renewals or extensions thereof:

(a) All real estate and personal property tax statements with respect to the Land and notices of appraised value for the Real Property for the current year (if available) and each of the two (2) calendar years prior to the current year;

(b) Engineering, mechanical, architectural and construction plans, drawings, specifications and contracts (except that Seller may redact any information in contracts for the construction of the Hotel or the purchase of FF&E regarding the costs thereof), payment and performance bonds, title policies, reports and commitments, zoning information and marketing and economic data relating to the Land or the Hotel and the construction, development, installation and equipping thereof, as well as copies of all environmental reports and information, topographical, boundary or “as built” surveys, engineering reports, subsurface studies and other Contracts, Plans and Specs relating to or affecting the Hotel. If the Hotel is purchased by Buyer, all such documents and information relating to the Hotel shall thereupon be and become the property of Buyer without payment of any additional consideration therefor;

(c) All agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable by Seller in connection therewith; and

(d) All notices received from governmental authorities in connection with the Land for the current year and each of the two (2) calendar years prior to the current year and all other notices received from governmental authorities received at any time that relate to any noncompliance or violation of law that has not been corrected.

Seller shall, upon request of Buyer, make available to Buyer and Buyer’s representatives and agents, for inspection and copying during normal business hours, Records located at Seller’s corporate offices, and Seller agrees to provide Buyer copies of all other reasonably requested information that is relevant to the management, operation, use, occupancy or leasing of or title to the Property Hotel and the plans and specifications for development of the Hotel. At any time during the Review Period, Buyer may, in its sole and absolute discretion, elect not to proceed with the purchase of the Property for any reason whatsoever by giving written notice thereof to Seller, in which event: (i) the Initial Earnest Money Deposit shall be promptly returned by Escrow Agent to Buyer together with all accrued interest, if any, (ii) this Contract shall be terminated automatically, (iii) all materials supplied by Seller to Buyer shall be returned promptly to Seller, and (iv) both parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 3.3 and 16.6 below.

3.2 Due Diligence Examination. At any time during the Review Period, and thereafter through Closing of the Property, Buyer and/or its representatives and agents shall have the right to enter upon the Property at all reasonable times for the purposes of reviewing all Records and other data, documents and/or information relating to the Property and conducting such surveys, appraisals, engineering tests, soil tests (including, without limitation, Phase I and Phase II environmental site assessments), inspections of construction and other inspections and other studies as Buyer deems reasonable and necessary or appropriate to evaluate the Property, subject to providing advance (not less than 24 hours) notice to Seller unless otherwise agreed to by Buyer and Seller (the “Due Diligence Examination”). Seller shall have the right to have its representative present during Buyer’s physical inspections of the Property, provided that failure of Seller to do so shall not prevent Buyer from exercising its due diligence, review and inspection rights hereunder. Buyer agrees to exercise reasonable care when visiting the Property, in a manner which shall not materially adversely affect the operation of the Property or the Management Agreement or the Franchise Agreement.

3.3 Restoration. Buyer covenants and agrees not to damage or destroy any portion of the Property in conducting its examinations and studies of the Property during the Due Diligence Examination and, if Closing does not occur, shall repair any portion of the Property damaged by the conduct of Buyer, its agents or employees, to substantially the condition such portion(s) of the Property were in immediately prior to such examinations or studies.

3.4 Seller Exhibits. Buyer shall have until the end of the Review Period to review and approve the information on Exhibits B, D, E and F. In the event Buyer does not approve any such Exhibit or the information contained therein, Buyer shall be entitled to terminate this Contract by notice to Seller and the Earnest Money Deposit shall be returned to Buyer with all interest thereon and both parties shall be relieved of all rights, obligations and liabilities hereunder except for the parties’ obligations pursuant to Sections 3.3 and 16.6.

ARTICLE IV

SURVEY AND TITLE APPROVAL

4.1 Survey. Within two days after execution of this Contract by Buyer and Seller, Seller shall deliver to Buyer true, correct and complete copies of the most recent survey of the Land. In the event that an update of the survey or a new survey (such updated or new survey being referred to as the “Survey”) is desired by Buyer, then Buyer shall be responsible for all costs related thereto.

4.2 Title. Within two days after execution of this Contract by Buyer and Seller, Seller shall deliver to Buyer Seller’s existing title insurance policy, including copies of all documents referred to therein, for the Real Property. Buyer’s obligations under this Contract are conditioned upon Buyer being able to obtain (i) a Commitment for Title Insurance (the “Title Commitment”) issued by LandAmerica American Title Company, 8201 Preston Road, Suite 280, Dallas, Texas 75225, Attention: David Long (the “Title Company”), for the most recent standard form of owner’s policy of title insurance in the state in which the Real Property is located, covering the Real Property, setting forth the current status of the title to the Real Property, showing all liens, claims, encumbrances, easements, rights of way, encroachments, reservations, restrictions and any other matters affecting the Real Property and pursuant to which the Title Company agrees to issue to Buyer at Closing an Owner’s Policy of Title Insurance on the most recent form of ALTA (where available) owner’s policy available in the state in which the Land is located, with extended coverage and, to the extent applicable and available in such state, comprehensive, access, single tax parcel, contiguity, Fairway and such other endorsements as may be required by Buyer (collectively, the “Title Policy”); and (ii) true, complete, legible and, where applicable, recorded copies of all documents and instruments (the “Exception Documents”) referred to or identified in the Title Commitment, including, but not limited to, all deeds, lien instruments, leases, plats, surveys, reservations, restrictions, and easements affecting the Real Property. If requested by Seller, Buyer shall promptly provide Seller with a copy of the Title Commitment issued by the Title Company.

4.3 Survey or Title Objections. If Buyer discovers any title or survey matter which is objectionable to Buyer, Buyer may provide Seller with written notice of its objection to same within fifteen (15) Business Days after Buyer’s receipt of both the Survey and the Title Commitment, together with copies of all exceptions noted therein (the “Title Review Period”). If Buyer fails to so object in writing to any such matter set forth in the Survey or Title Commitment, it shall be conclusively assumed that Buyer has approved same, except as otherwise provided in Section 9.1(i). If Buyer disapproves any condition of title, survey or other matters by written objection to Seller on or before the expiration of the Title Review Period, Seller shall elect either to attempt to cure or not cure any such item by written notice sent to Buyer within five (5) days after Seller’s receipt of notice from Buyer, and if Seller commits in writing to attempt to cure any such item, Seller shall be given until the Closing Date to cure any such defect. In the event Seller shall fail to cure a defect which Seller has committed in writing to cure prior to Closing, or if a new title defect arises after the date of Buyer’s Title Commitment or Survey, as applicable, but prior to Closing, then Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive such objection and proceed to Closing, or (ii) to terminate this Contract and receive a return of the Earnest Money Deposit, and any interest thereon. The items shown on the Title Commitment which are not objected to by Buyer as set forth above (other than (i) exceptions and title defects arising after the Title Review Period, (ii) those standard exceptions which are ordinarily and customarily omitted in the state in which the Hotel is located, so long as Seller provides the appropriate owner’s affidavit, gap indemnity or other documentation reasonably required by the Title Company for such omission and (iii) as provided in Section 9.1(i) and the deed of trust securing the Assumed Loan, if any, are hereinafter referred to as the “Permitted Exceptions.” In no event shall Permitted Exceptions include liens, or documents evidencing liens, securing any indebtedness or any mechanics’ or materialmen’s liens or any claims or potential claims therefor covering the Property or any portion thereof (“Seller Liens”), each of which shall be paid in full by Seller and released at Closing, except for the deed of trust securing the Assumed Loan, if any.

ARTICLE V

ASSIGNMENT OF MANAGEMENT AGREEMENT AND FRANCHISE AGREEMENT

Seller has entered into the Management Agreement and the Franchise Agreement, where applicable, for the operation and management of the Hotel upon its completion. At the Closing, Seller shall assign its interest in the Franchise Agreement, where applicable, and any Management Agreement with a Third Party Manager to Buyer, and Buyer’s shall assume Seller’s obligations thereunder arising or required to be performed on and after the Closing Date, subject to the consent of any Third Party Manager and the Franchisor, where applicable, to such assignment and assumption and subject to such amendments thereto as may be required or otherwise agreed to by Buyer (including, without limitation, such amendments as may be required to accommodate Buyer’s and/or Buyer’s Affiliates’ REIT structure). Notwithstanding the foregoing, at Buyer’s option, in lieu of Seller’s assigning to Buyer Seller’s interest in the Management Agreement with a Third Party Manager and its interest in the Franchise Agreement, where applicable, Buyer and the Third Party Manager may enter into a new management agreement, and Buyer and the Franchisor, where applicable, may enter into a new franchise agreement, in each case effective as of the Closing Date, replacing the existing Management Agreement and Franchise Agreement, respectively, and containing terms and conditions acceptable to Buyer. In such case, Seller and the Third Party Manager and the Franchisor shall terminate the existing Management Agreement and Franchise Agreement, where applicable, as of the Closing Date, and Seller shall be solely responsible for all claims and liabilities arising thereunder. With respect to a Management Agreement with an Affiliated Manager, Seller shall obtain the Manager’s consent to the termination of Seller’s existing management agreement with such Affiliated Manager, and Seller shall cause such Affiliated Manager to enter into a new Management Agreement with Buyer at Closing in substantially the same form as attached hereto as Exhibit I. With respect to a Management Agreement with a Third Party Manager and the Franchise Agreement, where applicable, Buyer agrees to apply for and use reasonable efforts, and Seller shall cooperate with Buyer, to obtain the Third Party Manager’s and the Franchisor’s written consent to the assignment to Buyer of the Management Agreement and the Franchise Agreement (or to a new management agreement and a new franchise agreement, as the case may be), together with the assignment to Buyer of all waivers of any brand standard necessary or appropriate for the operation of the Hotel under the Brand. It shall be a condition to Closing for Buyer and Seller that the Third Party Manager and the Franchisor, as applicable, provide the foregoing consents; provided, however, that Buyer shall not be entitled, as a condition to Closing, to require amendments to the Management Agreement with the Third Party Manager or amendments to the Franchise Agreement, as applicable (or to require a new management agreement or a new franchise agreement, as the case may be) that contains economic terms more favorable to the owner or franchisee than the economic terms of the existing Management Agreement and the existing Franchise Agreement or that differ in any other material respect from the form of management agreement or the form of franchise agreement which Seller and the Manager or the Franchisor, as applicable, have negotiated previously as their standard form of management agreement or franchise agreement (to the extent such standard forms are applicable under the circumstances). Seller shall be responsible for paying one-half (1/2) of all costs (other than Buyer’s attorney’s fees and extraordinary costs resulting from Buyer’s and/or Buyer’s Affiliates’ REIT structure) related to the assignment and amendment of the Franchise Agreement (or to the termination of the Franchise Agreement and the execution of a new franchise agreement), including but not limited to, the payment of license, application, transfer and similar fees thereunder, provided that Seller shall pay all costs and fees of its attorneys and consultants and all costs associated with any releases or other provisions requested by or for the benefit of Seller, in each case, incurred in connection with such assignment and/or termination and execution of new agreements. Seller shall be responsible for (i) all costs of terminating Seller’s existing Management Agreement with an Affiliated Manager (including without limitation all termination and cancellation fees and/or penalties) and (ii) all costs of entering into a new Management Agreement with such Affiliated Manager. Seller shall use best efforts to promptly provide all information required by the Manager and, if applicable, the Franchisor in connection with each such assignment and amendment (or in connection with a new management agreement and a new franchise agreement, as the case may be), and Seller and Buyer shall diligently pursue obtaining each the same.

ARTICLE VI

COMMISSIONS

Seller and Buyer each represents and warrants to the other that it has not engaged any broker, finder or other party in connection with the transaction contemplated by this Contract, other than Western who is representing Seller. Seller agrees to pay, pursuant to a separate agreement between Seller and Western, a commission in the amount identified in Item 16 of Schedule 1 if, as and when the Closing occurs. Buyer and Seller each agree to save and hold the other harmless from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any other agent, broker, or other person by or through the acts of Buyer or Seller, respectively, in connection with this transaction.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Seller’s and Western’s Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants to Buyer and, with respect to representations, warranties and covenants made by Western or made jointly by Seller and Western, Seller and Western hereby jointly and severally represent, warrant and covenant, in each case, as follows:

(a) Authority; No Conflicts. Seller is a limited partnership duly formed, validly existing and in good standing in the State of Texas. Western is a limited partnership duly formed, validly existing and in good standing in the State of Texas. Each of Seller and Western has obtained all necessary consents to enter into and perform this Contract and is fully authorized to enter into and perform this Contract and to complete the transactions contemplated by this Contract. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Seller or Western of this Contract, except as set forth in Exhibit D, and this Contract is hereby binding and enforceable against Seller and Western. Neither the execution nor the performance of, or compliance with, this Contract by Seller or Western has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Seller, Western or to the Hotel.

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(b) FIRPTA. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and Income Tax Regulations).

(c) Bankruptcy. Neither Seller, Western nor, to Seller’s knowledge, any of its or their partners or members, is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(d) Property Agreements. The assets constituting the Property to be conveyed to Buyer hereunder shall constitute all of the property and assets to be used in connection with the operation and business of the Hotel. There are no, and as of the Closing there shall be no, leases, license agreements, leasing agent’s agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, operating agreements, or other agreements (i) to which Seller is a party or an assignee, or (ii) binding upon the Property, relating to the ownership, occupancy, operation, management or maintenance of the Real Property, FF&E, Supplies or Tradenames, except for those Service Contracts, Leases, Warranties and FF&E Leases to which Seller becomes a party with the approval of Buyer or which Buyer may enter into before the Closing or set forth in Exhibit C. As of the Closing, any Service Contracts, Leases, Warranties and FF&E Leases to which Seller has become a party with the approval of Buyer shall be in full force and effect, and no default shall have occurred and be continuing thereunder and no circumstances shall exist which, with the giving of notice, the lapse of time or both, would constitute such a default. No party has, and as of the Closing no party shall have, any right or option to acquire the Property or any portion thereof, other than Buyer.

(e) Pending Claims. Seller has not received any written notice of: (i) any claims, demands, litigation, proceedings or governmental investigations pending or threatened against Seller, Western the Manager or any Affiliate of any of them (collectively, “Seller Parties”) or related to the Property, (ii) any special assessments or extraordinary taxes except as set forth in the Title Commitment, and (iii) any pending or threatened condemnation or eminent domain proceeding which would affect the Property or any part thereof. There are no: pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Property or any portion thereof, or other pending, actual or, to Seller’s knowledge, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect the Property or might become a lien on the Property (collectively, the “Pending Claims”).

(f) Environmental. With respect to environmental matters, to Seller’s knowledge and except as disclosed in Exhibit E or in any “Phase One” environmental assessment report obtained by Buyer with respect to the Real Property during the Review Period, (i) there has been no Release or threat of Release of Hazardous Materials in, on, under, to, from or in the area of the Real Property, (ii) no portion of the Real Property is being used for the treatment, storage, disposal or other handling of Hazardous Materials or machinery containing Hazardous Materials, other than standard amounts of cleaning supplies and chlorine for the swimming pool to be constructed on the Land, all of which shall be stored on the Property in strict accordance with applicable Environmental Requirements and shall not exceed limits permitted under applicable laws, including without limitation Environmental Requirements (iii) no underground storage tanks are currently located on or in the Real Property or any portion thereof, (iv) no environmental investigation, administrative order, notification, consent order, litigation, claim, judgment or settlement with respect to the Property or any portion thereof is pending or threatened, (v) there is not currently and never has been any mold, fungal or other microbial growth in or on the Real Property, or conditions within buildings, structures or mechanical equipment serving such buildings, that could reasonably be expected to result in material liability or material costs or expenses to remediate the mold, fungal or microbial growth, or to remedy such conditions that could reasonably be expected to result in such growth, and (vi) there are no reports or other documentation regarding the environmental condition of the Real Property in the possession of Seller or Seller’s Affiliates, consultants, contractors or agents. As used in this Contract: “Hazardous Materials” means (1) “hazardous wastes” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time (“RCRA”), (2) “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended by the Superfund Amendment and Reauthorization Act of 1986 and as otherwise amended from time to time (“CERCLA”); (3) “toxic substances” as defined by the Toxic Substances Control Act, as amended from time to time (“TSCA”), (4) “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended from time to time (“HMTA”), (5) asbestos, oil or other petroleum products, radioactive materials, urea formaldehyde foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls and (6) any substance whose presence is detrimental or hazardous to health or the environment, including, without limitation, microbial or fungal matter or mold, or is otherwise regulated by federal, state and local environmental laws (including, without limitation, RCRA, CERCLA, TSCA, HMTA), rules, regulations and orders, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or environmental, health or safety compliance (collectively, “Environmental Requirements”). As used in this Contract: “Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

(g) Title and Liens. Except for Seller Liens to be released at Closing, Seller has good and marketable fee simple absolute title to the Real Property, subject only to the Permitted Exceptions. Except for the FF&E subject to the FF&E Leases and any applicable Permitted Exceptions, at the Closing Seller shall have good and marketable title to the Personal Property, free and clear of all liens, claims, encumbrances or other rights whatsoever (other than the Seller Liens to be released at Closing), and there shall be no other liens, claims, encumbrances or other rights pending or of which any Seller Party has received notice or which are otherwise known to any Seller Party related to any other Personal Property.

(h) Utilities. All appropriate utilities, including sanitary and storm sewers, water, gas, telephone, cable and electricity, are available at the boundaries of the Land and Seller is entitled to connect the Hotel thereto, and upon connection to the Hotel and payment of all connection or “tap-on,” usage and similar fees to be paid by Seller, such utilities shall be sufficient and available to service the Hotel.

(i) Licenses, Permits and Approvals. The Real Property complies with, and upon construction of the Hotel the Real Property shall comply with, all applicable licenses, permits and approvals and federal, state or local statutes, laws, ordinances, rules, regulations, requirements and codes including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act, and similar rules and regulations relating and/or applicable to the ownership, use and operation of the Property as it is contemplated to be operated. Seller has received, or by the Closing shall have received, all licenses, permits and approvals required or needed for the lawful conduct, occupancy and operation of the business of the Hotel, and each license and permit will be received and in full force and effect as of the Closing. No licenses, permits or approvals necessary for the lawful conduct, occupancy or operation of the business of the Hotel shall require any approval of a governmental authority for transfer of the Property except as set forth in Exhibit D.

(j) Architect and Contractor. The Manager and the Franchisor, as applicable, have approved the Architect to design the Hotel and the Contractor to serve as the general contractor for the construction of the Hotel.

(k) (Intentionally Omitted).

(1) (Intentionally Omitted).

(m) Management Agreement and Franchise Agreement. There are no management agreements, franchise agreements, license agreements or similar agreements for the operation or management of the Hotel or relating to the Brand, to which Seller is a party or which are binding upon the Property, other than as set forth in Article V.

7.2 Buyer’s Representations, Warranties and Covenants. Buyer represents, warrants and covenants:

(a) Authority. Buyer is a corporation duly formed, validly existing and in good standing in the Commonwealth of Virginia. Buyer has received or will have received by the Closing Date all necessary consents of the Board of Directors of Buyer and is fully authorized to complete the transactions contemplated by this Contract. No other consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Buyer of this Contract, and this Contract is hereby binding and enforceable against Buyer.

(b) Bankruptcy. Buyer is not insolvent nor the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

7.3 Survival. All of the representations and warranties are true, correct and complete in all material respects as of the date hereof and the statements set forth therein (without qualification or limitation as to a party’s knowledge thereof except as expressly provided for in this Article VII) shall be true, correct and complete in all material respects as of the Closing Date. All of the representations and warranties made herein shall survive Closing for a period of two (2) years and shall not be deemed to merge into or be waived by any Seller’s Deed or any other closing documents.

ARTICLE VIII

ADDITIONAL COVENANTS

8.1 Subsequent Developments. After the date of this Contract and until the Closing Date, Seller shall use best efforts to keep Buyer fully informed of all subsequent developments of which Seller has knowledge (“Subsequent Developments”) which would cause any of Seller’s representations or warranties contained in this Contract to be no longer accurate in any material respect.

8.2 Construction of Hotel.

(a) Subject to the terms and conditions of this Contract, Seller shall (i) construct the Hotel on the Land (a) in a good, workmanlike and diligent manner, (b) in accordance with development standards for comparable projects, (c) in compliance in all material respects with the Plans and Specifications and with all Legal Requirements and (d) in accordance with all requirements of the Management Agreement and the Franchise Agreement and (ii) cause the Hotel to be fully equipped with the FF&E and otherwise fully furnished and stocked with merchandise, supplies, inventory and other Personal Property as required by the Management Agreement and the Franchise Agreement, including, without limitation, linens, bath towels and other supplies at least at a 2-par level for all suites or rooms of the Hotel, in each case such that the Hotel can be opened for business to the public and operated to full capacity under the Brand. All expenses of constructing, equipping and furnishing the Hotel in accordance with this Contract shall be the sole responsibility of Seller, and Buyer shall have no obligation whatsoever to adjust the Purchase Price or pay any additional costs as a result of unforeseen events or circumstances affecting the cost of constructing, equipping or furnishing the Hotel.

8.3 Plans and Specifications. Within                          days after the date of this Contract, Seller shall submit to the Franchisor the proposed plans and specifications for the construction of the Hotel, including detailed drawings and specifications as required to comply with applicable building codes, prepared by the Architect, and Seller shall use commercially reasonable efforts to obtain the approval of the Franchisor with respect to such plans and specifications. Upon approval of the proposed plans and specifications by the Franchisor, Seller shall promptly submit the same to Buyer for its review and approval. Buyer shall have thirty (30) days after receipt thereof in which to approve or disapprove the same. If Buyer fails to approve or disapprove the proposed plans and specifications within such 30-day period, such proposed plans and specifications shall be deemed approved. Seller shall also obtain the approval of the Franchisor and Buyer with respect to all material changes to the plans and specifications. Such plans and specifications and all revisions thereto, as prepared or approved by the Franchisor and as approved by Buyer, shall constitute the “Plans and Specifications” for purposes of this Contract.

8.4 Commencement of Construction; Substantial Completion. Seller shall use commercially reasonable efforts to obtain, or cause the Contractor to obtain, a building permit and all other permits, licenses and approvals of governmental authorities required for the construction, equipping and furnishing of the Hotel in accordance with the Plans and Specifications and this Contract, and, if construction has not already commenced, shall cause the Contractor to commence construction of the Hotel not later than the date set forth in Item 12 of Schedule 1 attached hereto. Thereafter, Seller shall diligently pursue construction of the Hotel in accordance with this Contract and shall cause the Contractor to Substantially Complete the Hotel no later than the date set forth in Item 13 of Schedule 1 attached hereto, subject only to delays caused by Force Majeure. Seller shall promptly notify Buyer of each event or condition of Force Majeure and the anticipated delay caused thereby.

8.5 Inspections. Buyer shall have the right to inspect the Property to monitor and observe the development and construction of the Hotel. All such inspections shall require reasonable prior notice to Seller and shall be conducted in a manner that will minimize any interference with the development and construction of the Hotel. Buyer shall indemnify, defend and hold Seller harmless from and against any and all expenses, costs and liabilities (including but not limited to reasonable attorneys’ fees) for damage or injury to persons or property arising out of or relating to its entry onto the Land for any such inspections.

8.6 Punch List. Upon notification from the Contractor that the Hotel is Substantially Completed and ready for inspection, Seller shall prepare a “punch list” with the assistance of the Architect and the Manager (if the Manager is a Third Party Manager) or the Franchisor, as applicable. Seller acknowledges that final acceptance of the work on the Hotel shall be made only with the approval of Buyer and the Third Party Manager or the Franchisor, applicable. The costs of completing the Punch List Items that are not completed as of the date of Closing, as reasonably estimated by the Seller with the approval of Buyer, such approval not to be unreasonably withheld, plus fifty percent (50%) of such costs, shall be retained by the Title Company from the Purchase Price and shall be disbursed to Seller only upon Buyer’s reasonable determination that all of the Punch List Items have been satisfactorily completed. Seller shall correct or complete all Punch List Items, or cause the same to be corrected or completed, at Seller’s expense, with all diligence and in any event within sixty (60) days after Substantial Completion of the Hotel.

8.7 Pre-Opening Program. It is contemplated that certain activities must be undertaken prior to the Closing Date so that the Hotel can function in an orderly and businesslike manner as of the date that the Hotel opens for business to the public (“Pre-Opening Program”). Seller shall cooperate in good faith with the Pre-Opening Program and shall provide the Manager, the Franchisor and Buyer reasonable access to the Property at least six (6) months in advance of the Closing in order to conduct their activities related to the Pre-Opening Program; provided that the Pre-Opening Program shall not be permitted to interfere with or delay the activities of Seller in completing the Hotel. Seller shall pay in a timely manner all costs associated with the Pre-Opening Program or otherwise related to the pre-opening operations of the Property up to but not including the date the Hotel opens for business to the public, regardless of when such costs are payable (the “Pre-Opening Costs”); provided, however, that Seller shall not be required to fund more than the amount set forth in Item 20 of Schedule 1, and Buyer shall pay for all Pre-Opening Costs in excess of the amount set forth in Item 20 of Schedule 1, if all of the Pre-Opening Costs were required under the Management Agreement or the Franchise Agreement, as applicable or Buyer otherwise has approved all of the Pre-Opening Costs, which approval shall not be unreasonably withheld. Seller shall also fund all working capital accounts, reserve accounts and other accounts required under the Management Agreement or the Franchise Agreement, as applicable, to be funded at or before the Closing Date. Notwithstanding the foregoing, at the Closing, Seller shall receive a credit in an amount equal to all such accounts funded by Seller before the Closing Date, provided that (i) such accounts were required by the Third Party Manager or the Franchisor, as applicable, or otherwise approved by Buyer (which approval shall not be unreasonably withheld), (ii) Seller shall not receive a credit for any account to the extent the same is intended to cover Pre-Opening Costs for which Seller is responsible and which have not been paid as of the Closing and (iii) at Closing Seller shall transfer to Buyer (or Buyer shall receive a credit for) the working capital account balance that Seller is required to provide in the amount specified in Item 17 of Schedule 1.

8.8 Construction Warranty. At the Closing, Seller shall assign to Buyer all construction warranties with respect to the Hotel, which assignment shall be in form and substance reasonably satisfactory to Buyer, including a warranty by the Contractor, for the period ending not sooner than one (1) year after the date the Hotel is Substantially Completed, in the form of the warranty attached hereto as Exhibit H (the “Construction Warranty”). In the event that Buyer makes a claim against Seller, subsequent to the Closing, for any matter covered by a warranty assigned to Buyer pursuant to this Section 8.8, Buyer will reassign such warranty to Seller for the sole purpose of Seller’s enforcement or defense thereunder against any third party. The foregoing provision of assignment shall be self-operative and no further instrument of reassignment shall be required. If requested by Seller, however, Buyer shall execute and deliver promptly any certificate or other instrument which Seller may reasonably request to evidence such reassignment. Any warranty reassigned to Seller pursuant to this Section 8.8 shall automatically revert to or be assigned to Buyer upon the conclusion of Seller’s enforcement or defense under such warranty, and no further instrument of reversion or assignment shall be required. If requested by Buyer, however, Seller shall execute and deliver promptly any certificate or other instrument which Buyer may reasonably request to evidence such reversion or assignment.

8.9 Other Obligations of Seller Before Closing. From and after the date hereof through the Closing on the Property Seller shall perform and comply with all of the following:

(a) Advise Buyer promptly of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Property which is instituted or threatened after the date of this Contract or if any representation or warranty contained in this Contract shall become false;

(b) Not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained in this Contract;

(c) Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Property or any part thereof prior to the delinquency date, and comply with all federal, state, and municipal laws, ordinances, regulations and orders relating to the Property;

(d) Not sell or assign, or enter into any agreement to sell or assign, or create or permit to exist any lien or encumbrance (other than a Permitted Exception) on, the Property or any portion thereof; and

(e) Not allow any permit, receipt, license, franchise or right currently in existence with respect to the construction, operation, use, occupancy or maintenance of the Property to expire, be canceled or otherwise terminated.

(f) Seller shall not, without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, enter into any FF&E Leases, Service Contracts, Leases or other contracts or agreements related to the Hotel, or extend any existing such agreements, unless such agreements (x) can be terminated, without penalty, upon thirty (30) days’ prior notice or (y) will expire prior to the Closing Date.

8.10 Third Party Consents. Prior to the Closing Date, Seller shall, at Seller’s expense, (i) obtain any and all third party consents and approvals (x) required in order to transfer the Hotel to Buyer or (y) which, if not obtained, would materially adversely affect the operation of the Hotel, including, without limitation all consents and approvals referred to on Exhibit D and (ii) use best efforts to obtain all other third party consents and approvals (all of such consents and approvals in (i) and (ii) above being referred to collectively as the “Third Party Consents”); provided, however, the consents required under Article V shall be handled as provided therein.

8.11 Access to Financial Information. Buyer’s representatives shall have access to, and Seller and its Affiliates shall cooperate with Buyer and furnish upon request, all financial and other information relating to the Hotel to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer or its Affiliates, whether before or after Closing and regardless of whether such information is included in the Records to be transferred to Buyer hereunder. Seller shall also provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Hotel. Buyer will reimburse Seller for costs reasonably incurred by Seller to comply with the requirements of the preceding sentence to the extent that Seller is required to incur costs not in the ordinary course of business for third parties to provide such representation letter. The provisions of this Section shall survive Closing or termination of this Contract.

8.12 Bulk Sales. At Seller’s risk and expense, Seller shall take all steps necessary to comply with the requirements of a transferor under all bulk transfer laws, if any, that are applicable to the transactions contemplated by this Contract.

8.13 Indemnification. If the transactions contemplated by this Contract are consummated as provided herein:

(a) Indemnification of Buyer. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its respective designees, successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or continent, joint or several, arising out of or relating to:

(i) any claim made or asserted against Buyer or any of the Property by a creditor of Seller, including any claims based on or alleging a violation of any bulk sales act or other similar laws;

(ii) the breach of any representation, warranty, covenant or agreement of Seller contained in this Contract;

(iii) any liability or obligation of Seller not expressly assumed by Buyer pursuant to this Contract;

(iv) any claim made or asserted by an employee of Seller arising out of Seller’s decision to sell the Property; and

(v) the conduct and operation by or on behalf of Seller of the Hotel or the ownership, use or operation of the Property prior to Closing.

(b) Indemnification of Seller. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Seller for a breach hereof, Buyer hereby agrees, with respect to this Contract, to indemnify, defend and hold harmless Seller from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i) the breach of any representation, warranty, covenant or agreement of Buyer contained in this Contract;

(ii) the conduct and operation by Buyer of its business at the HoteI after the Closing; and

(iii) any liability or obligation of Buyer expressly assumed by Buyer at Closing.

(c) Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Contract (including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

(i) The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 8.13, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

(ii) If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing thirty (30) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Party in writing of its intention to do so within thirty (30) days of notice from such Indemnified Party provided above.

(iii) Notwithstanding the provisions of the previous subsection of this Contract, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (x) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party; (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (z) if a judgment against Buyer, as the Indemnified Party, in the Legal Action will, in the good faith opinion of Buyer, establish a custom or precedent which will be adverse to the best interest of the continuing business of the Hotel, the Indemnifying Party, shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Party, provided that, in the case of clause (z), the Indemnifying Party shall have the right to approve legal counsel selected by the Indemnified Party, such approval not to be unreasonably withheld, delayed or conditioned. If the defense of the Legal Action is handled by the Indemnified Party under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnified Party in conducting such defense.

(iv) In any Legal Action initiated by a third party and defended by the Indemnified Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accounts and other representatives, all books and records of Seller relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

(v) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against Buyer or its respective assets, employees, Affiliates or business, or relief which Buyer reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.

8.14 Liquor Licenses. As a condition to Buyer’s obligations under this Contract, (i) the Manager or an Affiliate thereof approved by Buyer shall have or shall have obtained all liquor licenses and alcoholic beverage licenses necessary or desirable to operate any restaurants, bars and lounges to be located within the Hotel (collectively, the “Liquor Licenses”) and, in the case of an Affiliate of the Manager, the Hotel shall have the right to use such Liquor Licenses, (ii) if permitted under the laws of the jurisdiction in which the Hotel is located, the Manager shall execute and file any and all necessary forms, applications and other documents (and Seller shall cooperate with the Manager in filing such forms, applications and other documents) with the appropriate liquor and alcoholic beverage authorities prior to Closing so that the Liquor Licenses remain in full force and effect upon completion of Closing.

ARTICLE IX

CONDITIONS FOR CLOSING

9.1 Buyer’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Buyer’s right to cancel this Contract during the Review Period, the duties and obligations of Buyer to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.1, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.1 or of any other condition to Buyer’s obligations provided for in this Contract, which condition is not waived in writing by Buyer, Buyer shall have the right at its option to declare this Contract terminated, in which case the Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein, with respect to this Contract.

(a) All of Seller’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Buyer shall have received all of the instruments and conveyances listed in Section 10.2.

(c) Seller shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Seller, as and when required hereunder.

(d) All Liquor Licenses shall be in full force and effect and shall remain in full force and effect following Closing and shall have been or shall be transferred to, or new Liquor Licenses issued to, Manager or an Affiliate thereof approved by Buyer at or as of Closing, and Buyer shall have received satisfactory evidence thereof.

(e) Third Party Consents in form and substance satisfactory to Buyer shall have been obtained and furnished to Buyer.

(f) The Hotel shall be Substantially Completed.

(g) Seller’s interest in the Management Agreement and the Franchise Agreement, as applicable, shall have been assigned to Buyer (or Buyer and the Manager shall have entered into a new management agreement and Buyer and the Franchisor shall have entered into a new franchise agreement, as the case may be), as provided in Article V, and the Management Agreement and the Franchise Agreement as so assigned (or the new management agreement and the new franchise agreement, as the case may be) shall be in full force and effect.

(h) Buyer shall have obtained an as-built plat of survey of the Property as completed, dated within 30 days of the Closing Date and prepared in compliance with the then current ALTA/ACSM standards for urban properties, and such plat of survey shall not disclose any encroachments, boundary line discrepancies or other survey matters that, in Buyer’s reasonable judgment, would materially and adversely affect the use, operation or value of the Property.

(i) Buyer shall have obtained an ALTA owner’s title insurance policy (or, if an ALTA form of policy is not customarily issued in the state in which the Real Property is located, in the form customarily issued in such state), issued by the Title Company pursuant to the Title Commitment, insuring Buyer’s fee simple ownership in the Real Property (i) with an effective date as of the Closing Date, (ii) with no exceptions for filed or unfiled mechanics’ and materialmen’s liens, (iii) with no exceptions for encroachments or other matters of survey unless approved by Buyer and (iv) with no other exceptions to title other than the Permitted Exceptions.

9.2 Seller’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Seller’s right to cancel this Contract during the Review Period, the duties and obligations of Seller to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.2, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.2, which condition is not waived in writing by Seller, Seller shall have the right at its option to declare this Contract terminated and null and void, in which case the remaining Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein.

(a) All of Buyer’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Seller shall have received all of the money, instruments and conveyances listed in Section 10.3.

(c) Buyer shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Buyer, as and when required hereunder.

ARTICLE X

CLOSING AND CONVEYANCE

10.1 Closing. Unless otherwise agreed by Buyer and Seller, the Closing on the Property shall occur on the date on which the Hotel opens for business to the public in accordance with the Management Agreement and the Franchise Agreement, as applicable, or as soon as practical thereafter, but in no event later than thirty (30) days after Substantial Completion of the Hotel, provided that all conditions to Closing by Buyer hereunder have been satisfied. Buyer will provide Seller at least five (5) days prior written notice of the Closing Date selected by Buyer. The date on which the Closing is to occur as provided in this Section 10.1, or such other date as may be agreed upon by Buyer and Seller, is referred to in this Contract as the “Closing Date” for the Property. The Closing shall be held at 10:00 a.m. at the offices of the Title Company, or as otherwise determined by Buyer and Seller. Regardless of the Closing Date, the Closing shall be effective as of 12:01 a.m. on the date which is the later of (i) the Substantial Completion Date or (ii) the date on which the Hotel opens for business to the public in accordance with the Franchise Agreement (the “Effective Time”).

10.2 Seller’s and Western’s Deliveries. At Closing, Seller or Western, as applicable, shall deliver to Buyer the following, and, as appropriate, all instruments shall be properly executed and conveyance instruments to be acknowledged in recordable form (the terms, provisions and conditions of all instruments not attached hereto as Exhibits shall be mutually agreed upon by Buyer and Seller or Western, as applicable, prior to such Closing).

(a) Deed. A Special Warranty Deed conveying to Buyer fee simple title to the Real Property, subject only to the Permitted Exceptions (the “Deed”).

(b) Bills of Sale. Bills of sale to Buyer and/or its designated Lessee, conveying title to the tangible Personal Property (other than the alcoholic beverage inventories, which, at Buyer’s election, shall be transferred by Seller to the Manager as holder of the Liquor Licenses required for operation of the Hotel).

(c) General Assignments. Assignments of all of Seller’s right, title and interest in and to all FF&E Leases, Service Contracts and Leases (the “Hotel Contracts”). The assignment shall also be a general assignment and shall provide for the assignment of all of Seller’s right, title and interest in all Records, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and all other intangible Personal Property applicable to the Hotel, including

Seller’s construction contract with the Contractor. Notwithstanding the foregoing, or anything else in this Contract to the contrary, Seller shall not assign to Buyer any construction-related claims against design professionals, suppliers, contractors or other persons performing work in connection with the design and construction of the Hotel to the extent such claims pertain to defects that are corrected by Seller prior to Closing, and if such defects are corrected by Seller subsequent to Closing, Buyer shall reassign the applicable claims to Seller for the purpose of Seller’s enforcement thereof. The foregoing provision of reassignment shall be self-operative and no further instrument of reassignment shall be required. If requested by Seller, however, Buyer shall execute and deliver promptly any certificate or other instrument which Seller may reasonably request to evidence such reassignment. Any claim or warranty retained by or reassigned to Seller pursuant to this Section 10.2(c) shall automatically revert to or be assigned to Buyer, as applicable, upon the conclusion of Seller’s enforcement or defense under such warranty, and no further instrument of reversion or assignment shall be required. If requested by Buyer, however, Seller shall execute and deliver promptly any certificate or other instrument which Buyer may reasonably request to evidence such reversion or assignment.

(d) FIRPTA; 1099. A FIRPTA Affidavit or Transferor’s Certificate of Non-Foreign Status as required by Section 1445 of the Internal Revenue Code and an IRS Form 1099.

(e) Title Company Documents. All affidavits, gap indemnity agreements and other documents reasonably required by the Title Company.

(f) Possession; Estoppel Certificates. Possess on of the Property.

(g) Vehicle Titles. The necessary certificates of titles duly endorsed for transfer together with any required affidavits and other documentation necessary for the transfer of title or assignment of leases from Seller to Buyer of any motor vehicles used in connection with the Hotel’s operations.

(h) Authority Documents. Certified copy of resolutions of the partners of Seller authorizing the sale of the Property contemplated by this Contract, and/or other evidence reasonably satisfactory to Buyer and the Title Company that the person or persons executing the closing documents on behalf of Seller have full right, power and authority to do so, along with a certificate of good standing of Seller from the State in which the Property is located.

(i) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Seller, reasonably required by Buyer or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(j) Plans, Keys. Records. Etc. To the extent not previously delivered to and in the possession of Buyer, all Contracts, Plans and Specs, all keys for the Hotel (which keys shall be properly tagged for identification), all Records, including, without limitation, all Warranties, Licenses, Leases, FF&E Leases and Service Contracts for the Hotel.

(k) Closing Statements. Seller’s Closing Statement, and a certificate confirming the truth of Seller’s representations and warranties hereunder as of the Closing Date.

(l) Western Indemnification Agreement. At Closing, Western shall deliver to Buyer the Western Indemnification Agreement.

10.3 Buyer’s Deliveries. At Closing of the Hotel, Buyer shall deliver the following

(a) Purchase Price. The balance of the Purchase Price, adjusted for the adjustments provided for in Section 12.1, below, and less any sums to be deducted therefrom as provided in Section 2.4.

(b) Authority Documents. Certified copy of resolutions of the Board of Directors of Buyer authorizing the purchase of the Hotel contemplated by this Contract, and/or other evidence satisfactory to Seller and the Title Company that the person or persons executing the closing documents on behalf of Buyer have full right, power and authority to do so.

(c) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Buyer, reasonably required by Seller or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(d) Closing Statements. Buyer’s Closing Statement, and a certificate confirming the truth of Buyer’s representations and warranties hereunder as of the Closing Date.

ARTICLE XI

COSTS

All Closing costs shall be paid as set forth below:

11.1 Seller’s Costs. In connection with the sale of the Property contemplated under this Contract, Seller shall be responsible for all transfer and recordation taxes, including, without limitation, all transfer, sales, use or bulk transfer taxes or like taxes on or in connection with the transfer of the Personal Property constituting part of the Property pursuant to the Bill of Sale, in each case except as otherwise provided in Section 12 and all accrued taxes of Seller prior to Closing and income, sales and use taxes and other such taxes of Seller attributable to the sale of the Property to Buyer. Seller shall be responsible for its share of costs related to the assignment and amendment of the Franchise Agreement or the termination of the Franchise Agreement and the execution of a new franchise agreement, as provided in Article V. Seller shall be responsible for all costs related to the termination of the Management Agreement with the Affiliated Manager and execution of a new management agreement with the Affiliated Manager (other than Buyer’s legal fees). Seller shall also be responsible for the costs and expenses of its attorneys, accountants, appraisers and other professionals, consultants and representatives. Seller shall also be responsible for payment of all prepayment penalties and other amounts payable in connection with the pay-off of any liens and/or indebtedness encumbering the Property and all assumption and other fees, expenses and costs in connection with the assumption of the Assumed Loan. Seller shall also be responsible for all Pre-Opening Costs to the extent provided in Section 8.7 and costs incurred prior to the Effective Time as provided in Section 12.1(e).

11.2 Buyer’s Costs. In connection with the purchase of the Property contemplated under this Contract, Buyer shall be responsible for the costs and expenses of its attorneys, accountants and other professionals, consultants and representatives. Buyer shall also be responsible for the costs and expenses in connection with the preparation of any environmental report, any update to the survey and the costs and expenses of preparation of the title insurance commitment and the issuance of the title insurance policy contemplated by Article IV and the per page recording charges for the Deed (if applicable). Buyer shall be responsible for its share of the costs related to the assignment and amendment of the Franchise Agreement or the termination of the Franchise Agreement and the execution of a new franchise agreement, as provided in Article V. Buyer shall also be responsible for paying excess Pre-Opening Costs to the extent provided in Section 8.7 and costs incurred after the Effective Time as provided in Section 12.1(e).

ARTICLE XII

ADJUSTMENTS

12.1 Adjustments. Unless otherwise provided herein, at Closing, adjustments between the parties of income and expenses related to the Property shall be made as of the Effective Time, as set forth below. All of such adjustments and allocations shall be made in cash at Closing and shall be collected through and/or adjusted in accordance with the terms of the Management Agreement. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles.

(a) Taxes. All real estate taxes, personal property taxes, or any other taxes and special assessments (special or otherwise) of any nature upon the Property levied, assessed or pending for the calendar year in which the Closing occurs (including the period prior to Closing, regardless of when due and payable) shall be prorated as of the Effective Time and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information for such taxes and assessments that will be due and payable on the Hotel for the calendar year in which Closing occurs.

(b) Utilities. All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of the Effective Time for services prior thereto, which charges shall be allocated to Seller. Charges accruing after the Effective Time shall be allocated to Buyer. If elected by Seller, Seller shall be given credit, and Buyer shall be charged, for any utility deposits transferred to and received by Buyer at Closing.

(c) Accounts. All working capital accounts in the amount set forth in Item 17 of Schedule 1 (provided that Seller shall fund at Closing, or at Buyer’s election, Buyer shall receive a credit against the Purchase Price in the amount of the working capital account balance specified in Item 17 on Schedule 1) shall become the property of Buyer, without additional charge to Buyer and without Buyer being required to fund the same. Seller shall receive a credit at the Closing for all other reserve accounts and escrow accounts (including all FF&E accounts and other accounts for which Seller is entitled to a credit at Closing under Section 8.7, all amounts in the working capital account in excess of the amount set forth in Item 17 of Schedule 1, petty cash, cash in cash registers and cash in vending machines but excluding but excluding amounts held in tax and insurance escrow accounts and utility deposits to the extent excluded from the definition of Deposits) held by or on behalf of the Manager or the Franchisor with respect to the Hotel.

(d) Advance Deposits, etc. All income generated by the Hotel, including receipts from guest room or suite rentals, all prepaid rentals, room rental deposits, and all other deposits for advance registration, banquets or services, whether attributable to the period before the Effective Time or to the period after the Effective Time, shall be credited to Buyer.

(e) Other Costs. All other costs attributable to the period before the Effective Time, including the cost of property and liability insurance, if any, and all Pre-Opening Costs, shall be allocated to Seller (subject to the limitations provided in Section 8.7), and all costs attributable to the period after the Effective Time shall be allocated to Buyer.

12.2 Reconciliation and Final Payment. Seller and Buyer shall reasonably cooperate after Closing to make a final determination of the allocations and prorations required under this Contract within sixty (60) days after the Closing Date. Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

12.3 Employees. Unless Buyer or the Manager expressly agree otherwise, none of the employees of the Hotel shall become employees of Buyer, as of the Closing Date; instead, such employees shall continue as employees of the Manager. Seller shall not give notice under any applicable federal or state plant closing or similar act, including, if applicable, the Worker Adjustment and Retraining Notification Provisions of 29 U.S.C., Section 2102, the parties having agreed that a mass layoff, as that term is defined in 29 U.S.C., 2101(a)(3), will not have occurred. Any liability for payment of all wages, salaries and benefits, including, without limitation, accrued vacation pay, sick leave, bonuses, pension benefits, COBRA rights, and other benefits accrued or earned by and due to employees at the Hotel through the Effective Time, together with F.I.C.A., unemployment and other taxes and benefits due with respect to such employees for such period, shall be charged to Seller, in accordance with the Management Agreement, for the purposes of the adjustments to be made as of the Effective Time. All liability for wages, salaries and benefits of the employees accruing in respect of and attributable to the period from and after Closing shall be charged to Buyer, in accordance with the Management Agreement. To the extent applicable, all such allocations and charges shall be adjusted in accordance with the provisions of the Management Agreement.

ARTICLE XIII

CASUALTY AND CONDEMNATION

13.1 Risk of Loss; Notice. Prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, all risk of loss to the Property (whether by casualty, condemnation or otherwise) shall be borne by Seller. In the event that (a) any loss or damage to the Hotel shall occur prior to the Closing Date as a result of fire or other casualty, or (b) Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting the Hotel, Seller shall give Buyer immediate written notice of such loss, damage or condemnation proceeding (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation).

13.2 Buyer’s Termination Right. If, prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, (a) any condemnation proceeding shall be pending against a substantial portion of the Hotel or (b) there is any substantial casualty loss or damage to the Hotel, Buyer shall have the option to terminate this Contract, provided Buyer delivers written notice to Seller of its election within twenty (20) days after the date Seller has delivered Buyer written notice of any such loss, damage or condemnation as provided above, and in such event, the Earnest Money Deposit, and any interest thereon, shall be delivered to Buyer and thereafter, except as expressly set forth herein, no party shall have any further obligation or liability to the other under this Contract. In the context of condemnation, “substantial” shall mean condemnation of such portion of the Hotel (or access thereto) as could, in Buyer’s reasonable judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, “substantial” shall mean a loss or damage in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) in value.

13.3 Procedure for Closing. If Buyer shall not timely elect to terminate this Contract under Section 13.2 above, or if the loss, damage or condemnation is not substantial, Seller agrees to pay to Buyer at the Closing all insurance proceeds or condemnation awards which Seller has received as a result of the same, plus an amount equal to the insurance deductible, and assign to Buyer all insurance proceeds and condemnation awards payable as a result of the same, in which event the Closing shall occur without Seller replacing or repairing such damage. In the case of damage or casualty, at Buyer’s election, Seller shall repair and restore the Property to its condition immediately prior to such damage or casualty and shall assign to Buyer all excess insurance proceeds.

ARTICLE XIV

DEFAULT REMEDIES

14.1 Buyer Default. If Buyer defaults under this Contract after the Review Period, and such default continues for ten (10) days following written notice from Seller, then at Seller’s election by written notice to Buyer and as Seller’s sole and exclusive remedies on account of such default, either (i) this Contract shall be terminated and of no effect, in which event the Earnest Money Deposit, including any interest thereon, shall be paid to and retained by the Seller as Seller’s as liquidated damages for Buyer’s default or failure to close, and both Buyer and Seller shall thereupon be released from all obligations hereunder or (ii) Seller may treat this Contract as being in full force and effect and seek to specifically enforce Buyer’s obligation to purchase the Property pursuant to the terms of this Contract.

14.2 Seller Default. If Seller defaults under this Contract, and such default continues for ten (10) days following written notice from Buyer, Buyer may elect, as Buyer’s sole and exclusive remedy, either (i) to terminate this Contract by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Earnest Money Deposit, including any interest thereon, shall be returned to the Buyer, and thereafter both the Buyer and Seller shall thereupon be released from all obligations with respect to this Contract, except as otherwise expressly provided herein; or (ii) to treat this Contract as being in full force and effect by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Buyer shall have the right to an action against Seller for damages (excluding consequential damages based upon allegations that default by Seller under this Agreement negatively affected the purchase price under any other contracts pursuant to which Buyer purchased property from Affiliates of Seller), specific performance and all other rights and remedies available at law or in equity.

14.3 Attorney’s Fees. Anything to the contrary herein notwithstanding, if it shall be necessary for either the Buyer or Seller to employ an attorney to enforce its rights pursuant to this Contract because of the default of the other party, and the non-defaulting party is successful in enforcing such rights, then the defaulting party shall reimburse the non-defaulting party for the non-defaulting party’s reasonable attorneys’ fees, costs and expenses.

ARTICLE XV

NOTICES

All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) Business Days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Buyer:	Apple Six Hospitality Texas, L.P.
814 East Main Street
Richmond, Virginia 23219
Attention: Glade M. Knight, President
Fax No.: (804) 344-8129

with a copy to:	McGuireWoods LLP
One James Center
Richmond, Virginia 23219
Attention: Nancy R. Little, Esq.
Fax No.: (804) 698-2101

If to Seller:	Seller identified in Item 2 of Schedule 1
c/o Western International
13647 Montfort Drive
Dallas, Texas 75240
Attention: Michael Mahoney
Fax No.: (972) 934-8698

with a copy to:	Gardere Wynne Sewell LLP
3000 Thanksgiving Tower
1601 Elm Street
Dallas, Texas 75201
Attention: Kevin L. Kelley, Esq.
Fax No.: (214) 999-3574

Addresses may be changed by the parties hereto by written notice in accordance with this Section.

ARTICLE XVI

MISCELLANEOUS

16.1 Performance. Time is of the essence in the performance and satisfaction of each and every obligation and condition of this Contract.

16.2 Binding Effect; Assignment. This Contract shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective successors and assigns.

16.3 Entire Agreement. This Contract and the Exhibits constitute the sole and entire agreement between Buyer and Seller with respect to the subject matter hereof. No modification of this Contract shall be binding unless signed by both Buyer and Seller.

16.4 Governing Law. The validity, construction, interpretation and performance of this Contract shall in all ways be governed and determined in accordance with the laws of the Commonwealth of Virginia (without regard to conflicts of law principles).

16.5 Captions. The captions used in this Contract have been inserted only for purposes of convenience and the same shall not be construed or interpreted so as to limit or define the intent or the scope of any part of this Contract.

16.6 Confidentiality. Except as either party may reasonably determine is required by law (including without limitation laws and regulations applicable to Buyer or its Affiliates who may be public companies): (i) prior to Closing, Buyer and Seller shall not disclose the existence of this Contract or their respective intentions to purchase and sell the Property or generate or participate in any publicity or press release regarding this transaction, except to Buyer’s and Seller’s legal counsel, Buyer’s consultants and agents, the Manager, the Franchisor (if any), the Lender (if any) and the Title Company and except as necessitated by Buyer’s Due Diligence Examination and/or shadow management, unless both Buyer and Seller agree in writing and as necessary to effectuate the transactions contemplated hereby and (ii) following Closing, the parties shall coordinate any public disclosure or release of information related to the transactions contemplated by this Contract, and no such disclosure or release shall be made without the prior written consent of Buyer, and no press release shall be made without the prior written approval of Buyer and Seller.

16.7 Closing Documents. To the extent any Closing documents are not attached hereto at the time of execution of this Contract, Buyer and Seller shall negotiate in good faith with respect to the form and content of such Closing documents prior to Closing.

16.8 Counterparts. This Contract may be executed in counterparts by the parties hereto, and by facsimile signature, and each shall be considered an original and all of which shall constitute one and the same agreement.

16.9 Severability. If any provision of this Contract shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Contract but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered, and this Contract shall be construed as if such provision had never existed, unless such construction would operate as an undue hardship on Seller or Buyer or would constitute a substantial deviation from the general intent of the parties as reflected in this Contract.

16.10 Interpretation. For purposes of construing the provisions of this Contract, the singular shall be deemed to include the plural and vice versa and the use of any gender shall include the use of any other gender, as the context may require.

16.11 (Intentionally Omitted)

16.12 Further Acts. In addition to the acts, deeds, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Buyer and Seller, Buyer and Seller shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder.

16.13 Joint and Several Obligations. If Seller consists of more than one person or entity, each such person or entity shall be jointly and severally liable with respect to the obligations of Seller under this Contract.

16.14 Notice of Proposed Listing. In the event that the sale of the Property contemplated by this Contract is consummated, if at any time during the five (5) year period commencing on the date of execution of this Contract by Buyer and Seller, Seller or any of its Affiliates (other than an Affiliate in which neither Seller nor Western has any decision-making or management powers with respect to the sale or offering or listing for sale of such Affiliate’s property or properties) proposes to list for sale any hotel property or properties owned, acquired, constructed or developed by Seller or its Affiliates and located within a ten (10)-mile radius of the Hotel (any such other hotel property being referred to as an “Other Property”), Seller or Western shall promptly deliver to Buyer written notice thereof and Buyer shall have the right to see and participate in the offering and/or otherwise make an offer to purchase any such Other Property.

ARTICLE XVII

JOINDER BY WESTERN

Western joins in this Contract and hereby covenants and agrees that:

(i) Western is and shall be jointly and severally liable with Seller for the performance of all of Seller’s obligations and liabilities under this Contract, including, without limitation, all of Seller’s obligations and liabilities that survive Closing, and Western shall indemnify, defend and hold Buyer harmless from and against any and all claims, liabilities, obligations, damages and costs (including reasonable attorneys’ fees) arising from a default by the Contractor with respect to, or a failure by Contractor to perform or comply with, the Construction Warranty, provided that (x) Western’s liability under this clause (i) shall not exceed Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) and any costs of collection and attorneys’ fees and expenses, and (y) Western’s liability under this clause (i) shall terminate on the date that is one (1) year after the Closing Date except as to claims asserted in writing within such one-year period;

(ii) In addition to, and not in limitation of Western’s obligations under clause (i) of this Article XVII (and without the limitation of liability contained in the proviso of such clause (i)), Western shall indemnify and defend Buyer and its Affiliates and hold Buyer and its Affiliates harmless from and against all liabilities, claims, costs, expenses and damages arising or resulting from any of the following:

(a) Misapplication by Seller or Western, or any person or entity that controls or is controlled by Seller or Western (collectively, “Seller Entities”), of proceeds of insurance, condemnation awards, Hotel rents, revenues and receipts and/or prepaid rentals and/or other deposits paid or payable in respect of any period prior to Closing;

(b) Failure by any Seller Entity to pay taxes or other amounts payable in respect of any period prior to Closing that could result in a lien, security interest or other encumbrance (other than Permitted Exceptions) on the Property; or

(c) Fraud or material misrepresentation by Seller or Western including, without limitation, in the representations of Seller and Western contained in Section 7.1;

(iii) Western’s obligations hereunder shall not be limited, diminished or impaired in any way by virtue of any right or remedy Buyer may have against Seller under this Contract or by virtue of any other provision of this Contract;

(iv) Buyer shall not be obligated to proceed first against Seller before resorting to Western under this Article XVII for payment or performance; and

(v) Western shall not be entitled to assert as a defense to the enforceability of its covenants and agreements hereunder any defense of Seller with respect to any liabilities or obligations of Seller to Buyer.

Indemnification claims and procedures with respect to Western’s indemnification obligations under clause (ii) of this Article XVII shall be consistent with those provided for in Section 8.13(c) of this Contract. Seller shall cause Western to provide, and Western shall provide, at Closing an indemnification agreement in form and substance satisfactory in form and substance to Buyer with respect to the foregoing indemnifications (the “Western Indemnification Agreement”), which shall be a condition to Buyer’s obligation to close under this Contract. The covenants, agreements, representations and warranties of Western set forth in this Article XVII shall be continuing, and shall not be deemed to merge into or be waived by the Deed or other closing documents and shall survive Closing on the Property.

ARTICLE XVIII

SUPPLEMENTAL PROVISIONS

All of the terms, conditions, representations, warranties, covenants and other provisions, if any, set forth in the supplemental provisions attached hereto as Schedule 2 (the “Supplemental Provisions”) are hereby incorporated into this Contract and shall be considered a part hereof. In the event of any conflict or inconsistency between the Supplemental Provisions and the other provisions of this Contract, the Supplemental Provisions shall control.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, this Contract has been executed, to be effective as of the date first above written, by the Buyer and Seller.

SELLER:

BMC HOTEL PROPERTY, LTD., a Texas limited partnership

By:	BMC GP, Ltd., a Texas limited partnership, its general partner

	By:	BMC Associates, L.C., a Texas limited liability company, its general partner

		By:	/s/ Michael Mahoney
Michael Mahoney, Vice President

BUYER:

APPLE SIX HOSPITALITY TEXAS, L.P.INC., a Virginia limited partnership

By Apple Six Texas General, Inc., its general partner

By:	/s/ Justin G. Knight
Justin G. Knight President

WESTERN:

W.I. REALTY I, L.P., d/b/a WESTERN INTERNATIONAL, a Texas limited partnership

By:	W.I. Realty, L.C., a Texas limited liability company, General Partner

	By:	/s/ Michael Mahoney
	Name:	Michael Mahoney
	Title:	Vice President

SCHEDULE 1

HOTEL SPECIFIC DATA

1.	Date of Purchase Contract: June 21, 2005

2.	Seller: BMC Hotel Property, Ltd.

3.	Description of Hotel:

(a)	Name/Identification of Hotel: Courtyard by Marriott - Brownsville

(b)	Number of Rooms: 90

(c)	Other Improvements/Amenities: Approximately 1,874 sq. ft. including aggregate meeting and conference room space; indoor swimming pool, exercise room, spa and business center

4.	List of Excluded Assets: None

5.	Hotel Brand/Franchise: Courtyard by Marriott

6.	Manager and Management Agreement: N/A

7.	Franchisor and Franchise Agreement: N/A

8.	Assumed Loan: N/A

9.	Lender: N/A

10.	Purchase Price: Eight Million Five Hundred Fifty Thousand and No/100 Dollars ($8,550,000) allocated as follows:

(a)	Real Property: $TBD

(b)	Personal Property: $TBD

(c)	Intangibles: $TBD

Total Purchase Price: $8,550,000

Purchase Contract

Schedule 1 - Hotel Specific Data

1

11.	Seller’s Tax Identification Numbers:

(a)	Federal: 86-1133522

(b)	State: N/A

12.	Construction Commencement Date: July 1, 2005

13.	Substantial Completion Date: October 1, 2006

14.	Architect: Mayse and Associates

15.	Contractor: EBCO General Contractor, Ltd.

16.	Commission: $171,000

17.	Working Capital Account Balance: $25,000

18.	For Hotels managed by Western, add the following individual(s) at the management company:

Mark Van Amerongen

19.	End of Review Period: The day that is sixty (60) days following the date set forth in Item 1 of Schedule 1.

20.	Pre-Opening Costs: $75,000

Purchase Contract

Schedule 1 - Hotel Specific Data

2

SCHEDULE 2

SUPPLEMENTAL PROVISIONS

None

EXHIBIT A

LEGAL DESCRIPTION

Purchase Contract

Exhibit A - Legal Description

1

Being a 5.36 Acre Tract:

Tract I,	Being 3.00 Acres of Land out of a 4.12 Acre Tract (Cameron County Deed Records Volume 1059, Page 295), out of a 15 Acre Tract as described in deed to R. W. Jenkins dated July 23, 1926, Recorded in Volume 151, page 167-169, and depicted as a B. Hill Tract in Plat of Media luna Subdivision (Cameron County, Map Records Volume 1, Page 17), in the City of Brownsville, Cameron County, Texas.

Tract II,	Reserve “B” Block 1, Windshield America Subdivision Section 1. A subdivision in the City of Brownsville Cameron County, Texas, according to the Map of said subdivision recorded in Map Cabinet 1, Page 1375-B of the Map Records of Cameron County, Texas, and said 5.36 acre tract being more particularly located and described as follows:

From a surveyor’s tack in lead marking the Northernmost corner of Reserve “A” of the Windshield America Subdivision, Section I, recorded in Cabinet I, Slot 1375-B of the Map Records of Cameron County, Texas;

Thence, South 25°37’00” East, along the North Line of Reserve “A” and Lot 1 of the Windshield America Subdivision, Section I, same being the South Right-of-way line of U.S. 77 & 83 Expressway (300 Ft. R.O.W.), a distance of 228.48 ft. to the Northwesternmost corner of Reserve “B”, Tract II for the PLACE OF BEGINNING of this tract marked by a found  1/2” iron rod;

Thence, continuing South 25°37”00” East on said North line of Reserve “B” and South Right-of-Way of U.S. 77 & 83 Expressway Right-of-way at 220.93 ft. the Easternmost corner of Reserve “B” (Tract II) and Northernmost corner of Tract I, a total distance of 581.1 for the Easternmost corner of Tract I, and Southeasternmost corner of this tract, marked by a found  1/2” iron rod;

Thence, South 48°55’01” West along the south line of Tract I, a distance of 393.79 ft. to the East Right-of-way line of Old Highway 77 for the Southwesternmost corner of this tract marked by a found  1/2” iron rod;

Thence North 21°05’00” West (Deed N20’-34-00”W), a distance of 364.98 ft. along the East R.O.W. line of Old Highway 77 for a corner marked by a  1/2” iron rod;

Thence, North 48°14’19” East, continuing along the R.O.W. line of Old Highway 77, a distance of 5.94 for a corner marked by a concrete monument found;

Thence, North 21°05’00” West, along the West line of Reserve “B” same being the East Right-of-Way of Old Highway 77, a distance of 449.92 ft. for the Westernmost corner of this tract marked by a found  1/2” iron rod;

Thence, North 64°23’00” East, a distance of 99.74 along the common line between Reserve “A” and Reserve “B” for a corner marked by a found  1/2” iron rod;

Thence, South 25°37’00” East, along the West line of Lot 1, Windshield America Subdivision Section I, a distance of 125.0 ft. for a corner;

Thence, North 64°23’00” East, along the South line of said Lot 1, a distance of 210.0 ft. to the PLACE OF BEGINNING

Containing 5.36 acres more or less.

EXHIBIT B

(Intentionally Omitted)

Purchase Contract

Exhibit B - List of FF & E

1

EXHIBIT C

CONTRACTS AND LICENSES

None

EXHIBIT D

CONSENTS AND APPROVALS

None

EXHIBIT E

ENVIRONMENTAL REPORTS

1.	Phase I Environmental Site Assessment dated April 19, 1998, prepared by Benchmark Environmental Consultants (“BEC”).

2.	Phase I Environmental Site Assessment Update dated December 20, 1999, prepared by BEC.

3.	Phase I Environmental Site Assessment Update dated December 15, 2004, prepared by BEC.

EXHIBIT F

(Intentionally Omitted)

EXHIBIT G

(Intentionally Omitted)

EXHIBIT H

CONSTRUCTION WARRANTY

The Contractor hereby warrants to Seller and Buyer that all materials and equipment furnished with respect to the Property are new and the work performed by the Contractor with respect to the Property is of good and workmanlike quality, free from faults and defects, and in conformance with all contract documents. Work not conforming to these requirements, including substitutions not properly approved and authorized, may be considered defective. The foregoing warranty excludes remedy for damage or defect caused by abuse, modifications not executed by the Contractor, improper or insufficient maintenance, improper operation, or normal wear and tear and normal usage. If required by Seller or Buyer, the Contractor shall furnish satisfactory evidence as to the kind and quality of materials and equipment.

The Contractor hereby guarantees to Seller and Buyer all work performed and materials and equipment furnished with respect to the Property against defects in materials and workmanship for a period of one year from the date of substantial completion of the entire Property, or for a longer period if so specified in the contract documents.

The Contractor shall, within a reasonable time after receipt of written notice thereof, and without reimbursement under the construction contract, make good any defects in materials, equipment and workmanship which may develop within periods for which said material, equipment and workmanship are guaranteed and make good any damage to other work caused by the repairing of such defects.

EXHIBIT I

FORM OF MANAGEMENT AGREEMENT